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                                                                    Exhibit 99.2
ValiCert to Acquire Assets of Tradenable Inc.

Business Payments and Settlement Offering to Strengthen ValiCert e-Pay Secure Solution for Banks, Processors and Enterprises

MOUNTAIN VIEW, Calif., Dec. 24 /PRNewswire/ -- ValiCert, Inc. (Nasdaq: VLCT -
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news), a leading provider of secure solutions for paperless e-Business, today
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announced a definitive agreement to acquire business payments and settlement intellectual property, key personnel and other assets from privately held Tradenable Inc., of Redwood Shores, Calif., a leader in online financial settlement services. The payments-related intellectual property includes, but is not limited to, software code, trademarks and technical expertise. The acquisition of these assets builds on ValiCert's strategy of providing leading solutions to specific industries including the financial services and healthcare insurance markets.

Tradenable's proven software for business payments and settlements has been used by numerous business-to-business marketplaces and has processed over 500,000 payment transactions. Tradenable's payments and settlement software enhances ValiCert's recently announced ValiCert e-Pay Secure solution which features a suite of products and services, designed specifically for banks, clearing houses, payment networks and payment processors to allow them to deploy secure payment solutions for trusted e-Payments. Tradenable's payments and settlement software complements ValiCert's work in the banking industry, specifically with the Identrus security consortium and with SWIFT's trusted transaction solutions.

Under terms of the agreement, ValiCert will issue Tradenable Inc. a total consideration of up to one million shares of common stock for the assets acquired. This acquisition will be accounted for as a purchase and is expected to be closed in the fourth quarter of ValiCert's fiscal year 2001. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions.

According to TowerGroup, the global banking industry spends approximately $10.8 billion worldwide annually on information technology for payments processing, which represents approximately 12% of the industry's total current annual spending of about $88.8 billion.

"The addition of the Tradenable technology into the ValiCert e-Pay Secure solution will give us the ability to deliver a more robust e-Payments solution which is capable of securely delivering a full range of sophisticated business payment and settlement scenarios to global enterprise customers and their banks and processors," said Yosi Amram, president and chief executive officer of ValiCert.

Tradenable, Inc, which is privately held, provides online clearing and settlement services for e-marketplaces and enterprises. Prior to January 2001, Tradenable was known as i-Escrow.com.

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With over 1600 integrated partners, Tradenable is headquartered in Redwood
Shores, CA. Tradenable's suite of managed payment services brings a leading customizable, fully integrated end-to-end settlement solution, automating front- and back- office processes. Features range from simple invoicing, clearing, and sub-accounting to reconciliation and reporting. Tradenable has processed more than half a million online transactions since it began operations in 1997. With its fully automated, secure transaction engine and a growing portfolio of payment and logistics services, Tradenable has brought simplicity and security to online transactions. Tradenable has twice won the CIO WebBusiness 50/50 Award, as well as the Inc./Cisco "Growing With Technology" award and been recognized as one of the Upside Hot 100 Private Companies in Business-to-Business.

About ValiCert

ValiCert is a leading provider of secure solutions for paperless e-Business. ValiCert Global 2000 customers in financial services, healthcare, manufacturing and government sectors realize significant ROI from deploying ValiCert solutions to help migrate costly or inefficient business processes to the Internet, without losing any trust and security in the process. ValiCert's family of products conforms to the guidelines of the e-Sign legislation and provides a secure, legal-grade environment for conducting online commerce.

ValiCert has technology and marketing alliances with a range of security, e-Commerce, systems integrators and application specific companies. With its products and services available through a worldwide direct sales force, resellers and global affiliate network, ValiCert is headquartered in Mountain View, California and has operations throughout the Americas, Europe and Asia. More information about ValiCert is available on the World Wide Web at http://www.valicert.com.
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ValiCert and ValiCert e-Pay Secure are trademarks of ValiCert, Inc. All other product and brand names are trademarks or registered trademarks of their respective owners.

Except for historical information, this press release includes forward- looking statements, which are denoted by words such as "expected" and other similar phrases. These forward-looking statements relate to the planned acquisition of certain assets of Tradenable, Inc., which involve risks and uncertainties. These risks and uncertainties include, but are not limited to, the Company's ability to integrate Tradenable's product solutions into the company's suite of products, as well as risks as detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ materially from management expectations. These and other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, the Company's Form 10-K for the year ended December 31, 2000, filed with the SEC on April 2, 2001 as well as the registration statement on Form S-1, filed with the SEC. ValiCert assumes no obligation to update the forward-looking statements in this press release whether as a result of new information, future events or otherwise.